Exhibit a.13

THE MANAGERS FUNDS

CERTIFICATE OF AMENDMENT

Certificate of Amendment to the Declaration of Trust (the “Declaration of Trust”) of The Managers Funds made as of the 12th day of September, 2003.

WHEREAS, Section 5.11 of the Declaration of Trust dated November 23, 1987, as amended, of The Managers Funds (the “Trust”) provides that, at any time that there are no shares outstanding of any particular series previously established and designated, the Trustees may abolish that series and the establishment and designation thereof by an instrument executed by a majority of their number; and

WHEREAS, there are no shares of the Managers Intermediate Bond Fund series of the Trust (the “Fund”) outstanding; and

WHEREAS, the Trustees desire to abolish the Fund and its establishment and designation as a series of the Trust.

NOW THEREFORE, the undersigned, constituting a majority of the Trustees of the Trust, do hereby abolish, pursuant to Section 5.11 of the Declaration of Trust, the series of the Trust previously established and designated by the Trustees as Managers International Bond Fund.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of this 12th day of September, 2003.

/s/ Jack W. Aber	/s/ William E. Chapman, II
Jack W. Aber	William E. Chapman, II

/s/ Sean M. Healey	/s/ Edward J. Kaier
Sean M. Healey	Edward J. Kaier

/s/ Peter M. Lebovitz	/s/ Madeline H. McWhinney
Peter M. Lebovitz	Madeline H. McWhinney

/s/ Steven J. Paggioli	/s/ Eric Rakowski
Steven J. Paggioli	Eric Rakowski

/s/ Thomas R. Schneeweis
Thomas R. Schneeweis